Exhibit 99.1

Harbin Electric Restructures Subsidiaries of Xi'an Tech Full Simo Motor

Acquisition of full ownership in four partially owned subsidiaries and disposal of non-strategic businesses

Companies: Harbin Electric, Inc.
Topics: Industrial Goods

Press Release Source: Harbin Electric, Inc. On Wednesday June 9, 2010, 6:00 am EDT

HARBIN, China, June 9 /PRNewswire-Asia-FirstCall/ -- Harbin Electric, Inc. ("Harbin Electric" or the "Company", Nasdaq: HRBN), a leading developer and manufacturer of a wide array of electric motors in the People's Republic of China, today announced that Xi'an Tech Full Simo Motor Co., Ltd. ("Xi'an Tech Full Simo"), a wholly owned subsidiary of the Company, entered into separate Share Purchase Agreement, each dated as of June 3, 2010 and effective as of April 1, 2010 (the "Agreement(s)") to restructure its ownership in seven of its subsidiaries.

"This restructuring reinforces the foundation for the integration of Xi'an Tech Full Simo into our enterprise," said Mr. Yang, Chairman and Chief Executive Officer of Harbin Electric. "Since last October, we have developed a thorough understanding of the business of each of these subsidiaries and of their strategic importance and contribution potential to our overall efforts. We believe that this restructuring leaves us stronger and will help us simplify our corporate structure, reduce cost and increase earnings power. Furthermore, we believe that this restructuring will help Xi'an Tech Full Simo gain better control over the supply of some key components for its industrial rotary motor products, which will support sales growth and margins. As our business outlook is expected to remain positive with order volumes holding strong and raw material prices declining, together with the benefit of this restructuring, we expect to close another strong quarter. Despite continued economic uncertainty in many parts of the world, we remain optimistic and confident in our strategy, execution and prospects," continued Mr. Yang.

In October 2009, Harbin Tech Full Electric Co., Ltd., the wholly owned subsidiary of Harbin Electric, acquired 100% of the outstanding equity of Xi'an Tech Full Simo. At the time of the acquisition, Xi'an Tech Full Simo had fifteen wholly owned subsidiaries and had partial ownership in eight additional subsidiaries. Pursuant to the terms of the Agreements, Xi'an Tech Full Simo has agreed to acquire all of the equity interests of four of its partially owned subsidiaries and to sell its equity interests in its three other partially owned subsidiaries. In addition, Xi'an Tech-Full Simo ceased the operations of one of its other subsidiaries.

The net cost of this restructuring amounts to RMB 175.65 million (approximately US$25.76 million), to be paid in cash within 40 days of the signing of the Agreements. The Company will use its net cash on hand to fund the costs of the restructuring. The closing of all transactions is conditioned upon the completion of the registration of the share transfer with the requisite PRC authorities. The Company expects its consolidated financial statements to reflect this restructuring beginning in the second quarter of 2010 and expects the restructuring to be earnings accretive beginning in the second quarter of 2010.

About Harbin Electric, Inc.

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized and value-added products. Its major product lines include industrial rotary motors, linear motors, and specialty micro-motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in energy industry, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, chemical, petrochemical, as well as in the metallurgical and mining industries. With a recent acquisition of industrial rotary motor business, the Company operates four manufacturing facilities in China located in Xi'an, Weihai, Harbin and Shanghai.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaborations with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Relying on its own proprietary technology, the Company developed an energy efficient linear motor driving oil pump, the first of its kind in the world, for the largest oil filed in China. Its self-developed linear motor propulsion system is powering China's first domestically made linear motor driving metro train. As China continues to grow its industrial base, Harbin Electric aspires to be a leader in the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit http://www.harbinelectric.com ..

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled "Risk Factors" in its annual report on Form 10-K for the year ended December 31, 2009. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

For investor and media inquiries, please contact:

In China
Harbin Electric, Inc.
Tel:   +86-451-8611-6757   +86-451-8611-6757
Email: MainlandIR@Tech-full.com

In the U.S.
Christy Shue
Harbin Electric, Inc.
Executive VP, Finance & Investor Relations
Tel:   +1-631-312-8612   +1-631-312-8612
Email: cshue@HarbinElectric.com

Kathy Li
Christensen Investor Relations
Tel:   +1-212-618-1978   +1-212-618-1978
Email: kli@christensenir.com